Exhibit 10.16

Private & Confidential

DATE

Dear

Letter of appointment

I write on behalf of VELTI PLC (incorporated in Jersey with registered number 103899) (the Company) to confirm the arrangements we have discussed with regards to the terms of your appointment as an independent non-executive director.

This letter sets out the main terms of your appointment. We have also agreed that your Letter of Appointment dated                             with Velti plc (incorporated in England and Wales with registered number 5552480) (Old Velti) will terminate with effect from 1 January 2010. It is agreed between us that this is a contract for services and is not a contract of employment.

1.                                      APPOINTMENT

1.1                                 Subject to the remaining provisions of this letter, your appointment shall continue unless terminated by either party giving to the other at least three months’ prior written notice, provided that the termination date shall be no earlier than 25 April 2010.

1.2                                 Your appointment is subject to the articles of association of the Company, as amended from time to time (Articles). Nothing in this letter shall be taken to exclude or vary the terms of the Articles as they apply to you as a director of the Company. Continuation of your appointment is subject to your continued satisfactory performance and re-election by the shareholders at forthcoming annual general meetings (AGMs). If you are not re-elected to your position as a director of the Company by the shareholders, your appointment shall terminate automatically and with immediate effect.

1.3                                 Notwithstanding paragraph 1.1 and paragraph 1.2, the Company may terminate your appointment with immediate effect:

(a)                        in accordance with the Articles; or

(b)                       in compliance with the Companies (Jersey) Law 1991 (as amended); or

(c)                        in the event that you commit any serious or repeated breach or non-observance of your obligations to the Company (which include an obligation not to breach your fiduciary duties); or

(d)                       in the event that you are guilty of any fraud or dishonesty or acted in any manner which, in the opinion of the Company, brings or is likely to bring you or the Company into disrepute or is materially adverse to the interests of the Company; or

(e)                        in the event that you are in breach of any share dealing code of the Company for the time being in force at any time when the shares of the Company are listed or traded on the Alternative Investment Market of the London Stock Exchange (AIM); or

(f)                          in the event that you are convicted of any criminal offence (other than an offence under the road traffic legislation in the United Kingdom or elsewhere for which non-custodial penalties are imposed); or

(g)                       in the event that you are declared bankrupt or have made an arrangement with or for the benefit of your creditors, or if you have a county court administration order made against you under the UK County Court Act 1984; or

(h)                       in the event that you are disqualified from acting as a director.

1.4                                 On termination of the appointment, you shall only be entitled to accrued fees as at the date of termination together with reimbursement of any expenses properly incurred prior to that date. The termination of the appointment of itself will not give rise to any additional right to compensation.

2.                                      TIME COMMITMENT

2.1                                 By accepting this appointment, you confirm that you are able to allocate sufficient time to meet the expectations of your role. This will include attendance at meetings of the board of directors of the Company as from time to time constituted (Board) of which, unless otherwise agreed by the Board, two must be attended in person, the AGM, and attendance at any committees to which you are appointed. In addition, you will be required to consider all relevant papers prior to each meeting.

2.2                                 You should obtain the agreement of the chief executive before accepting additional commitments that might affect the time you are able to devote to your role as a non-executive director of the Company.

3.                                      ROLE AND DUTIES

3.1                                 As a non-executive director you shall have the same general legal responsibilities to the Company as any other director and shall be required to take decisions in the best interests of the Company. The Board as a whole is collectively responsible for the success of the Company. The Board’s role is to:

(a)                        provide entrepreneurial leadership of the Company within a framework of prudent and effective controls which enable risk to be assessed and managed;

(b)                       set the Company’s strategic aims, ensure that the necessary financial and human resources are in place for the Company to meet its objectives, and review management performance; and

(c)                        set the Company’s values and standards and ensure that its obligations to its shareholders and others are understood and met.

3.2                                 In your role as a non-executive director, you shall also be required to:

(a)                        constructively challenge and contribute to the development of strategy;

(b)                       scrutinise the performance of management in meeting agreed goals and objectives and monitor the reporting of performance;

(c)                        satisfy yourself that financial information is accurate and that financial controls and systems of risk management are robust and defensible;

(d)                       be responsible for determining appropriate levels of remuneration of executive directors and have a prime role in appointing and, where necessary, removing senior management and in succession planning;

(e)                        chair or serve on committees of the Board as agreed with the Board;

(f)                          at all times comply with the Articles;

(g)                       abide by your fiduciary duties as a director of the Company;

(h)                       diligently perform your duties and use your best endeavours to promote, protect, develop and extend the business of the Company;

(i)                           immediately report your own wrongdoing or the wrongdoing or proposed wrongdoing of any other employee or director of the Company of which you become aware to the chief executive;

(j)                           comply with the terms of the share dealing code adopted by the Company from time to time;

(k)                        ensure effective communication with shareholders; and

(l)                           accept responsibility publicly and where necessary in writing when required to do so under relevant legislation or regulation applicable to the Company.

3.3                                 You shall be entitled to request all relevant information about the Company’s affairs as is reasonably necessary in order to enable you to discharge your duties.

4.                                      FEES

You shall be paid a fee of £                          a year which shall be satisfied by cash and by the issue of the Company’s shares. The fee shall be subject to an annual review by the Board. The Company shall reimburse you for all reasonable and properly documented expenses that you incur in performing the duties of your office.

5.                                      INDEPENDENT LEGAL ADVICE

In some circumstances you may consider that you need professional advice in the furtherance of your duties as a director and it may be appropriate for you to seek advice from independent advisors at the Company’s expense. A copy of the Board’s agreed procedure under which directors may obtain such independent advice is available from the Company. The Company shall reimburse the full cost of expenditure incurred in accordance with its policy.

6.                                      OUTSIDE INTERESTS

The relationship between you and the Company shall be that of office-holder and not one of employment. During the period of your Appointment, you shall be free to take up employment or hold office with any other company, business entity or organisation provided that such employment or office does not impede, or put you in breach of, your obligations under this letter. It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. If you become aware of any potential conflicts of interest, these should be disclosed to the chief executive and company secretary as soon as you become aware of them and, where appropriate, prior authorisation of the Board should be obtained.

7.                                      CONFIDENTIALITY

7.1                                 You acknowledge that during your appointment you will be exposed to information about the Company’s business and the business of other companies within the Company’s group (Group Companies) and that of the Company’s and the Group Companies’ suppliers and customers which amounts to a trade secret, is confidential or is commercially sensitive and which may not be readily available to others engaged in a similar business to that of the Company or any of the Group Companies or to the general public (Confidential Information) and which if disclosed will be liable to cause significant harm to the Company or such Group Companies.

7.2                                 You agree that you will not during the period of your appointment or any time after the cessation thereof, directly or indirectly use for your own purposes or for any purposes other than those of the Company or any Group Company (for any reason and in any manner) or divulge or communicate to any person, firm, company or organisation except to those officials of any Group Company whose province it is to know the same any Confidential Information.

7.3                                 Your attention is also drawn to the requirements under both legislation and regulation as to the disclosure of inside information. Consequently you should avoid making any statements that might risk a breach of these requirements without prior clearance from the chief executive or company secretary.

7.4                                 The restrictions contained in this Paragraph 7 do not apply to:

(a)                                  any disclosure authorised by the Board or required in the ordinary and proper course of your appointment or as required by the order of a court of competent jurisdiction or any appropriate regulatory authority or otherwise required by law; or

(b)                                 any information which is in the public domain otherwise than as a result of a breach by you of this Paragraph.

7.5                                 You agree and acknowledge that title and all copyrights, design rights, database rights and other intellectual property rights whatsoever in all works, including correspondence, reports and documents you prepare as a result of the performance of your duties as a non-executive director on behalf of the Company, will at all times be the absolute property of the Company and you hereby assign these to the Company with the intention that all such rights shall vest in the Company immediately on the creation, devising or making of each of the works to which they relate and hereby unconditionally and irrevocably waive all rights arising under Chapter IV of Part I of the UK Copyright Designs and Patents Act 1988 (as amended from time to time) and any other applicable legislation in respect of all copyright works so created.

7.6                                 On termination of your appointment, for whatever reason, you must promptly return to the Company or its authorised representatives all property (including without limitation) all documents, listings, keys, correspondence, security or charge cards or discs, tapes, credit cards, mobile phone, computer, computer peripherals, communications equipment, software, electronic documents, data files or other equipment, items or information in your possession or under your control which are the property of the Company or any Group Companies or which relate in any way to the business or affairs or customers of the Company or any Group Companies and all copies thereof regardless of the medium on which such copies are stored or held. In respect of any such items or information held on any computer software data files or other equipment belonging to you, you are required to delete any such items and information and all copies immediately on termination of your appointment.

8.                                      REVIEW PROCESS

The performance of individual directors, the whole Board and its committees is evaluated annually. If, in the interim, there are any matters which cause you concern about your role you should discuss them with the chief executive as soon as you can.

9.                                      INSURANCE

The Company has directors´ and officers´ liability insurance and it intends to maintain such cover for the full term of your appointment. A copy of the policy document is available from the Company. Any cover is subject to the rules of the policy from time to time in force.

10.                               DATA PROTECTION

10.1                           By signing this letter you consent to the Company holding and processing information about you for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection (Jersey) Law 2005) including, as appropriate:

(a)                        information about your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness for work; or

(b)                       your racial or ethnic origin or religious or similar beliefs in order to monitor compliance with equal opportunities legislation; or

(c)                        information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties; or

(d)                       any other sensitive data to be processed.

10.2                           You consent to the Company making such information available to any of its Group Companies, those who provide products or services to the Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which you work.

10.3                           You also consent to the transfer of such information to the Company’s business contacts outside the European Economic Area in order to further its business interests.

11.                               THIRD PARTY RIGHTS

The UK Contracts (Rights of Third Parties) Act 1999 shall not apply to this letter. No person other than you and the Company shall have any rights under this letter and the terms of this letter shall not be enforceable by any person other than you and the Company.

12.                               GOVERNING LAW/JURISDICTION

This letter of appointment and the rights and obligations under it shall be governed by the Law of England and Wales. You (and the Company) agree that any dispute or claim arising in connection with this letter shall be governed by the non-exclusive jurisdiction of the courts of England and Wales.

Please indicate your acceptance of these terms by signing and returning to the attached copy of this letter.

Yours sincerely

For and on behalf of VELTI PLC

I agree to the above terms of appointment as a non-executive director

SIGNED AND DELIVERED AS A DEED ON

by
in the presence of:

Witness:
Signature

Name

Address

Occupation